UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

 January 15, 2012

EASTGATE ACQUISITIONS CORPORATION

(Exact name of registrant as specified in its charter)

                           Nevada

000-52886

           87-0639378

(State or other jurisdiction

 (Commission

  (IRS Employer

      of incorporation)

   File Number)

Identification No.)

2681 East Parleys Way, Suite 204, Salt Lake City, Utah 84109

(Address of principal executive offices)

Registrant's telephone number, including area code: (801) 322-3401

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

[  ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

FORM 8-K

Section 4 – Registrant’s Business Operations

Item  4.01   Entry into a Material Definitive Agreement.

Eastgate Acquisitions Corporation has announced that on January 15, 2012 it entered into a Patent Acquisition Agreement to acquire certain products, formulas, processes, proprietary technology and/or patents and patent applications related to pharmaceutical, nutraceutical, food supplements and consumer health products (collectively referred to as the “Products”).  In exchange for the acquired products and technology, Eastgate has agreed to issue at the closing to the seller, Anna Gluskin and/or her assigns, 10 million shares of Eastgate’s authorized, but previously unissued common stock, post-split as discussed below.  The closing of the agreement is contingent upon realizing initial financing of $300,000.  We have not entered into any agreement or arrangement to secure the aforementioned funding and there can be no assurance that we will be able to raise the funds.

At the closing of the agreement, the seller will assign to Eastgate all rights, title and interests in the Products, free and clear of all liens, mortgages, pledges, security interests or other encumbrances.  Also as a condition to the closing, the seller will cause to be filed with the U.S. Patent and Trademark Office and any foreign patent office that is relevant to the Products, all documents and appropriate assignments to transfer and assign the Products and all proprietary rights and technology to Eastgate.

Also prior to the closing of the agreement, Eastgate will take all necessary and requisite actions to effect a forward stock split of its issued and outstanding shares of common stock on a 7.75 shares for one share basis.  Currently, Eastgate has 1.5 million shares of common stock issued and outstanding, which will be increased to approximately 11.625 million shares following the split.  All further references to our outstanding common stock will be on a post-split basis.

In addition to the 10 million shares of common stock to be issued to the seller, the agreement provides that at the closing, Eastgate will issue 10 million shares of common stock to certain individuals in consideration for services rendered for and monies advanced to Eastgate.  Further, following the closing of the agreement, Eastgate will name at least two new directors to its board of directors, to be designated by the seller and Eastgate’s current management.  It is also anticipated that our corporate name will be changed to a name selected by the board, which name will be intended to reflect the acquisition of Products and our anticipated new business endeavors. The agreement is subject to completion of due diligence and certain other usual conditions.

Following the closing of the agreement and acquisition of the Products, Eastgate intends to become engaged in developing, formulating and commercializing innovative pharmaceutical, nutraceutical, food supplements and consumer health products. We plan to apply novel technologies for improvement of efficacy of the Products, based on natural or well-established compounds.  It is our intention complete formulation of the Products and to ultimately market the commercialized products and compounds.

Upon the successful closing of the agreement, we intend to develop novel formulations of natural compounds and OTC products that have limitations in effective use for human consumption, by using a proprietary self-emulsifying drug delivery systems, predominantly forming nanoemulsions.  We anticipate that we will be able to develop patentable improved formulations of such products that can be used for treatment of various diseases and symptoms. By using a self-emulsifying drug delivery technology, we believe that the resulting products will enable lower dosing, fewer side effects and alternative dosage forms, as well as commercial advantages, such as extended patent protection and broader use.  The self-emulsifying drug delivery technology includes two different approaches to improve the effectiveness of poorly bioavailable drugs and provide new methods of delivery, namely, (i) self-nanoemulsifying vehicle for oral or topical use and (ii) delivery systems with improved solubility of incorporated compounds.

We anticipate that the acquisition will be completed in the first quarter of 2012.  We must also effect the 7.75 shares for one share forward stock split prior to the closing.  There can be no assurance that we will finalize the acquisition or, that once finalized, we will be able to formulate and market any commercial products.

Section 9 – Financial Statements and Exhibits

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.

Description

10.1

Patent Acquisition Agreement

Notes about Forward-looking Statements

Statements contained in this current report that are not historical facts may be considered "forward-looking statements," which term is defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on current expectations and the current economic environment.  We caution readers that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eastgate Acquisitions Corporation

Date:  February 6, 2012

By:     S/ GEOFF WILLIAMS

President

3